Exhibit 5.1
January 26, 2010
Denbury Resources Inc.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Ladies and Gentlemen:
     We have acted as securities counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), in connection with the issuance by Denbury of shares of Denbury common stock, par value $.001 per share (the “Shares”), under an Agreement and Plan of Merger executed October 31, 2009, by and between Encore Acquisition Company and Denbury (the “Merger Agreement”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
     You have requested an opinion with respect to certain legal aspects of the issuance of the Shares. In connection therewith, we have examined and relied upon the original, or copies identified to our satisfaction, of (i) the Registration Statement on Form S-4 (File No. 333-163521) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 7, 2009, (ii) Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Commission on January 26, 2010 and the form of prospectus/joint proxy statement included therein, (iii) copies of resolutions of Denbury’s board of directors authorizing the Merger Agreement, the issuance of the Shares and the filing of the Registration Statement, (iv) the Restated Articles of Incorporation and the Amended and Restated Bylaws of Denbury, and (v) such other records, documents, opinions, officer’s certificates, and instruments as in our judgment are necessary or appropriate to enable us to render this opinion. We have made such legal and factual determinations as we have deemed relevant. In addition, we have reviewed such questions of law as we have considered appropriate.
     In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

Denbury Resources Inc.
January 26, 2010

     Based upon the foregoing, and assuming approval by the Denbury stockholders of the issuance of the Shares pursuant to the Merger Agreement, we are of the opinion that the Shares are duly authorized, and when issued and sold in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the Delaware General Corporation Law and the applicable provisions of the Delaware Constitution, the federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and we express no opinion the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Form of prospectus/joint proxy statement forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
     The opinion expressed herein is given as of the date hereof and we undertake no obligation to supplement this opinion if any applicable law changes after such date or if we become aware of any matters that might change the opinion expressed herein after such date or for any other reason.
Very truly yours,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP